Exhibit 99.1

Dynatronics Receives NASDAQ Minimum Bid Price Deficiency Letter

SALT LAKE CITY, July 1 /PRNewswire-FirstCall/ -- Dynatronics Corporation (Nasdaq: DYNT) today announced that the company has received a letter from NASDAQ stating that for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ's Marketplace Rules. As a result, the company will be given 180 calendar days, or until December 22, 2008, to regain compliance. If, at anytime before December 22, 2008, the bid price of the common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that compliance has been regained.

The leaders of Dynatronics intend to use their best efforts to regain compliance with NASDAQ's minimum bid requirement.

"A longer and more costly assimilation of last year's acquisitions has apparently caused some to lose confidence in holding our stock," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "The resulting selling pressure pushed the stock price down and triggered the deficiency notice from NASDAQ.

"Fortunately, we are starting to see the improvements that motivated the acquisitions last year. Not only are capital equipment sales improving, but gross margins as a percent of sales in April and May were higher than any month this fiscal year. We believe these improvements, together with our previously announced $1.9 million in annual expense reductions, will help pave the way back to profitability and restore confidence in owning our stock."

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at http://www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2007, and its subsequent quarterly reports on Form 10-QSB.